Exhibit 99.1

浙江省杭州市杭大路1号黄龙世纪广场A座11楼 邮编310007

11/F, Building A, Dragon Century Plaza, No. 1 Hangda Road, Hangzhou, China 310007

电话/Tel：+86 571 8790 1110 传真/Fax：+86 571 8790 1500

January 14, 2026

To:

Greenland Technologies Holding Corporation (the “Company”)

50 Millstone Road, Building 400

Suite 130

East Windsor, NJ

Dear Sirs/Madams,

We, Zhejiang T&C Law Firm, are qualified lawyers of the People’s Republic of China (the “PRC”, only for the purpose of issuing this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Province) and as such are qualified to issue this legal opinion (this “Opinion”) on the laws of the PRC.

We have acted as the legal counsel of the Company with respect to the laws of the PRC, in connection with Company’s registration statement on Form S-1 including all amendments or supplements to such form, related to the proposed offering (the “Offering”) of 6,000,000 units (each, a “Unit”, and, collectively, the “Units”) , with each Unit consisting of (i) one ordinary share, no par value per share (each, an “Ordinary Share”, and, collectively, the “Ordinary Shares”), and (ii) four-fifths (4/5) of one warrant, with each whole warrant exercisable to purchase one Ordinary Share (each, a “Warrant”, and, collectively, the “Warrants”).

For the purpose of giving this Opinion, we have assumed, without independent investigation and inquiry that:

(i) the genuineness of all signatures, the authenticity of all documents submitted to us in connection with this Opinion as originals;

(ii) the conformity to originals of all documents submitted to us in connection with this Opinion as certified or reproduced copies;

(iii) that all factual statements made in all documents submitted to us in connection with this Opinion are correct and complete in all respects;

(iv) the documents submitted to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the documents after they were submitted to us for the purpose of this Opinion;

(v)Where important facts were not independently established to us, we have relied upon certificates or statements issued or made by relevant governmental authorities and appropriate representatives of the Company, the Company and/or other relevant entities and/or upon representations (the “Confirmation”) made by such persons where we have stated reliance on the Confirmation in the relevant sections of the opinion.

Based on the foregoing, and subject to any further assumptions and qualifications set forth below, we are of the opinion that as of the date hereof:

1.	Business. Currently, the Company’s PRC subsidiaries (including Zhejiang Zhongchai Machinery Co. Ltd. and Hangzhou Greenland Energy Technologies Co., Ltd.) of the Company are primarily engaged in the development, production, and sales of transmission systems and integrated powertrains. These businesses are not covered by the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition) jointly promulgated by the National Development and Reform Commission of the PRC and the Ministry of Commerce of the PRC which took effect on November 1, 2024. Therefore, the PRC subsidiaries of the Company are currently able to conduct their existing business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

2.	M&A Rules, etc. On August 8, 2006, six PRC regulatory agencies jointly promulgated the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”), which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding, the Company is not an offshore special purpose vehicle as defined by the M&A Rules — that is, an overseas company directly or indirectly controlled by a domestic Chinese company or natural person for the purpose of listing overseas using the domestic company's interests it actually holds. Therefore, we are of the view that the approval by the China Securities Regulatory Commission (“CSRC”) under the M&A rules is not required to be obtained for the Offering.

3.	Trial Measures. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), which came into force on March 31, 2023. As this Offering is regarded as a subsequent securities offering in the same overseas market under the Trial Measures, the Company is required to complete the filing procedures with the CSRC in accordance with the Trial Measures with respect to this Offering, and the Company will need to submit its filing application to the CSRC within three working days after the completion of this Offering.

4.	Cybersecurity Review Measures. On December 28, 2021, the Cyberspace Administration of China (“CAC”) promulgated the revised Cybersecurity Review Measures which took effect on February 15, 2022. As the PRC subsidiaries of the Company are primarily engaged in the development, production, and sales of transmission systems and integrated powertrains, and neither the Company nor the PRC subsidiaries possess the personal information of over one million users, neither the Company nor its PRC subsidiaries are subject to cybersecurity review with the CAC in connection with this Offering.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations and future PRC laws and regulations, and there can be no assurance that the relevant government agencies will take a view that is contrary to, or otherwise different from our opinion stated above.

The foregoing opinions are strictly limited to matters of the laws in the PRC effective as the date hereof. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws will affect the opinions stated herein.

This Opinion is solely for the benefit of the Company hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the Company and may not be used for any other purpose. In addition, without our prior written consent, this Opinion shall not be disclosed to any third parties who are not directly involved in the Offering, except where such disclosure is required to be made under applicable law or is requested by relevant regulatory authorities.

We hereby consent to the references to our firm’s name under the Company’s Form S-1, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this Opinion with the SEC as an exhibit to the Form S-1. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[Signature Page]

Yours faithfully,

Zhejiang T&C Law Firm

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